Exhibit 99.1

SeaBright Insurance Holdings, Inc.	Contact:
1501 4th Avenue	SeaBright Insurance Holdings, Inc.
Suite 2600	Dean Rappleye
Seattle, WA 98101	206-269-8504
investor@sbic.com
Gergasko Named Chief Operating Officer
Seattle, WA — July 31, 2009 — SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced that Executive Vice President-Operations, Richard J. Gergasko, has been appointed Chief Operating Officer. In addition, Mr. Gergasko has been elected President and Chief Operating Officer of SeaBright Insurance Company, a wholly-owned subsidiary, replacing John G. Pasqualetto, 67, who will continue as Chairman and CEO.
Gergasko, 50, has served as Executive Vice President in charge of the insurer’s operations since the company was formed on October 1, 2003. As COO of SeaBright Insurance Holdings, Inc., Mr. Gergasko will continue to be responsible for operations and will participate in the establishment of the company’s strategic direction. He will function in a similar capacity with respect to the insurance company subsidiary.
Mr. Pasqualetto, President, Chairman and Chief Executive Officer of SeaBright Insurance Holdings, Inc. said, “Rich was instrumental in the founding of SeaBright and laying a solid foundation for our company. He has been a key contributor to our success. I have the utmost confidence in his leadership.”
Gergasko has 29 years insurance experience, holds a BA degree from Rutgers College, is a Fellow of the Casualty Actuarial Society, and is a Member of the American Academy of Actuaries.

About SeaBright Insurance Holdings, Inc.
SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.
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